EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

February 27, 2013

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

     Re:       Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”), agrees that in order to improve the performance of Delaware REIT Fund (the “Fund”), a series of Delaware Pooled Trust, , the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A and Class R shares, so that the Fund’s Rule 12b-1 (distribution) fees with respect to its Class A and Class R shares will not exceed 0.25% and 0.50%, respectively, of the Fund’s average daily net assets for the period February 28, 2013 through February 28, 2014.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: Executive Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/Patrick P. Coyne
Name: Patrick P. Coyne
	Title:	President
	Date:	February 27, 2013